                                                                    Exhibit 10.1

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by "*", have been separately filed with the Commission.

                              RESEARCH AGREEMENT
                              ------------------


This Research Agreement, dated as of January 1, 2000 (the "Effective Date"), is made by and between

Trimeris, Inc., 4727 University Drive, Durham, North Carolina 27707 ("TRIMERIS") on the one hand, and

F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel, and

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, New Jersey 07110, USA on the other hand (collectively, "ROCHE")


                                  Background

     Whereas, by an agreement effective as of July 1, 1999 (the "License Agreement") TRIMERIS and ROCHE entered into a collaboration for the worldwide development and marketing of a Product 1 and a Product 2 as drugs for the treatment of HIV infection from among proprietary compounds of TRIMERIS;

     Now, Therefore, in consideration of the foregoing premises and the covenants and obligations set forth in this Research Agreement, the parties hereby agree as follows:

1.  DEFINITIONS
---------------

1.1 "Adjusted Gross Sales" shall mean the gross sales amount invoiced by ROCHE, its Affiliates, or sublicensees for the Joint Product to non-Affiliated third party purchasers less, to the extent such amounts are included in the amount of gross sales invoiced and not otherwise recovered, deductions of returns (including withdrawals and recalls), rebates (price reductions, including Medicaid or performance based and similar types of rebates e.g., chargebacks or retroactive price reductions), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to the gross sales amount as computed on a Joint Product-by-Joint Product basis in ROCHE's sales statistics for the countries concerned.

1.2  "Affiliate" shall mean:

     a) an organization fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by a party to this Agreement;

     b) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a party to this Agreement; or

     c) an organization which is directly or indirectly under common control with a party to this Agreement through common share holdings.

     The term Affiliate shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California, U.S.A., unless ROCHE, in its sole discretion, notifies TRIMERIS that Genentech, Inc. shall be so considered an Affiliate and Genentech, Inc. agrees in writing to be bound by the terms and obligations of this Agreement.

1.3  "Allowable Expenses" shall have the meaning as defined in Appendix A.

1.4 "Bulk Joint Product" shall mean all bulk forms of the active ingredient of Joint Product.

1.5  "COGS" shall have the meaning as defined in Appendix A.

1.6 "Compound 1" and "Compound 2" shall have the meanings set forth in the License Agreement.

1.7  "Development Costs" shall have the meaning as defined in Appendix A.

1.8  "Drug Candidate" shall mean any Type I, Type II or Type III Drug Candidate.

1.9  "Effective Date" shall mean January 1/st/ 2000.

1.10 "FDA" shall mean the Food and Drug Administration in the USA and equivalent governmental agencies outside the USA.

1.11 "Field" shall mean Peptides for use in the treatment of HIV infection *.

1.12 "Finished Joint Product" shall mean all finished, packaged final dosage units of Joint Product.

1.13 "Information" shall mean any and all materials, trade secrets or other information related to the making, having made, using, offering for sale, selling or importing Joint Product (including, without limitation, Technical Information and business information or objectives) which is disclosed by one party to the other party.

1.14  "Inventory Costs" shall have the meaning as defined in Appendix A hereto.

1.15 "Joint Patents" and "Joint Inventions" shall have the meanings set forth in the License Agreement.

1.16 "Joint Research Invention" shall mean any invention within the Field (whether or not patentable) which is (a) conceived and reduced to practice by either or both Parties during the Term of the Research Plan or (b) conceived by either or both Parties during the Term of Research Plan and reduced to practice, by either or both Parties, within 24 months of the expiration of the Term of the Research Plan, or which is conceived and reduced to practice by either or both Parties from July 1, 1999 to the Effective Date.

1.17 "Joint Research Patent" shall mean any Patent filed by either Party pursuant to this Research Agreement covering a Joint Research Invention.

1.18 "Joint Research Plan" shall mean the plan for the Parties' collaborative research activities proposed by the Joint Research Committee as provided by
Section 3.5 herein.

1.19 "Joint Product" shall mean any pharmaceutical product that contains at least one Drug Candidate and shall include bulk, semi-finished and finished dosage forms of such Joint Product. Notwithstanding the foregoing, a Joint Product *.

1.20 "Launch of Joint Product" shall mean the first date upon which a Joint Product is shipped commercially by ROCHE to an independent third party in a country, after formal marketing approval in that country, including any required price approval, has been granted from the relevant authority in that country for that Joint Product.

1.21. "Net Sales" shall mean the amount calculated by subtracting from Adjusted Gross Sales a lump sum deduction of * of Adjusted Gross Sales for those sales related deductions which are not accounted for on a Joint Product-by-Joint Product basis (such costs shall include but are not limited to costs of outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).

1.22.  "Patents" shall mean:
       (a) patents and the patent applications relating to the subject matter of this Agreement, including
       (b) all patents arising from said applications and all patents and patent applications based upon or claiming the priority date(s) of any of the foregoing;
       (c) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examinations of such applications or patents;
       (d) any confirmation, importation and registration patents thereof or therefore; and
       (e) any extensions and renewals of all such patents and patent applications in whatever legal form and by whatever legal title they are granted (e.g. supplementary protection certificates).

1.23   "Peptide" shall mean *.

1.24 "Product 1" and "Product 2" shall have the meanings set forth in the License Agreement.

1.25 "Profit or Loss" shall mean the profit or loss from the sales of a Joint Product in the USA and Canada and shall be defined as Adjusted Gross Sales of Joint Product less Allowable Expenses. "Profit" shall mean an excess of such

Adjusted Gross Sales over Allowable Expenses. "Loss" shall mean an excess of Allowable Expenses over such Adjusted Gross Sales. Profit or Loss shall be calculated as defined in Appendix B.

1.26 "Regulatory Approval" shall mean the approval, license, registration or other authorization (including price approval) of the FDA or similar regulatory body within a particular country necessary for the commercial sale of the Joint Product in said country.

1.27 "Technical Information" shall mean any and all technical data, information, materials including samples of Joint Product, chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and all submissions and correspondence to and from the FDA with regard to Joint Product made by or on behalf of TRIMERIS or its Affiliates, which is reasonably useful to enable ROCHE to make, have made, use, offer for sale, sell or import Joint Product.

1.28  "Term of the Agreement" shall mean the time period set forth in Section
10.1 of this Agreement.

1.29 "TRIMERIS Patents" shall mean the patent rights defined by section 1.35 of the License Agreement as originally represented in Appendix C attached thereto, which shall be deleted and replaced in its entirety by a revised Appendix C attached hereto.

1.30 "Type I Drug Candidate" shall mean any Peptide which is covered by the TRIMERIS Patents and had been identified by TRIMERIS prior to July 1, 1999 and are listed in Appendix F hereof.

1.31 "Type II Drug Candidate" shall mean any Peptide which is covered by the TRIMERIS Patents and is identified by TRIMERIS or ROCHE after July 1, 1999.

1.32 "Type III Drug Candidate" shall mean any Peptide prepared or investigated pursuant to this Research Agreement including the Joint Research Plan appended hereto as Appendix A, which is not covered by the TRIMERIS Patents or Joint Patents.

1.33. "Valid Claim" means a claim in any TRIMERIS Patent, Joint Patent or Joint Research Patent that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction, and which claim, if issued, is otherwise enforceable.


2.   GRANT OF RIGHTS
     ---------------

2.1  License Grant.
     -------------

     (a) Subject to a reserved right and license to TRIMERIS solely for the purpose of fulfilling its obligations under this Agreement, TRIMERIS grants ROCHE a worldwide, sole and exclusive right and license, with the right to sublicense (except as set forth in Sections 2.2 and 2.3), to make and have made, use, offer for sale, import and sell Drug Candidates and Joint Products under TRIMERIS' part of the Joint Research Patents and any rights licensed by TRIMERIS to ROCHE in the License Agreement which also cover such Drug Candidate or Joint Products.

     (b) Notwithstanding the foregoing, Trimeris shall have the right to grant licenses to third parties for Compounds and Products, other than Compound 1 and 2, Product 1 and 2, Joint Products comprising a Type II Drug Candidate which is identified by TRIMERIS after the execution of this Agreement, and Joint Products comprising a Type III Drug Candidate, for all indications outside the Field. In the event that Trimeris has granted such licenses at the time when such Compounds start to be developed under this Agreement, the rights and licenses to Roche under this Agreement with regard to such Compounds and Products shall be limited to all indications within the Field.

2.2  Sublicenses. Except as otherwise provided in Section 2.3 below, ROCHE shall
     -----------
have the right to sublicense the rights granted in the Field under Section 2.1 above to any third party. If ROCHE grants a sublicense, all of the terms and conditions of this Research Agreement shall apply to the sublicensee to the same extent as they apply to ROCHE for all purposes. ROCHE assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to TRIMERIS for all payments due under this Agreement by reason of the operation of any such sublicenses.

2.3  TRIMERIS Rights of Sublicense Approval.
     --------------------------------------

     (a) ROCHE's rights to sublicense in the USA to any third party are subject to the prior written approval of TRIMERIS. TRIMERIS shall not unreasonably withhold such approval. If TRIMERIS so wishes, ROCHE shall first present an offer to TRIMERIS. TRIMERIS and ROCHE shall negotiate such offer in good faith for up to * from the date the offer is received by TRIMERIS. If, at the end of such * period, the parties have been unable to reach agreement on the essential terms of such sublicense and subject to TRIMERIS' approval set forth above, ROCHE shall be free to offer sublicensing rights to Joint Products in the USA to any third party at conditions which are not more favorable than those last offered to TRIMERIS.

     (b) ROCHE's rights to sublicense outside of the USA to any third party are subject to the prior written approval of TRIMERIS, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, TRIMERIS may only disapprove of a sublicense outside the USA *.

2.4  Sublicenses Outside the Field. Subject to written approval by the other
     -----------------------------
Party, either Party shall have the right to grant sublicenses under the Joint Research Patents for uses outside of the Field for any Drug Candidates which are neither under development nor under consideration by the Joint Research Committee for development into commercial Joint Products in the Field. In such instances, the Party proposing such license shall request the approval of the other and, if approved, the Parties shall agree to an *.


3. RESEARCH
   --------

3.1  Creation of Joint Research Committee. The Parties hereby agree to the
     ------------------------------------
creation of a Joint Research Committee, which shall consist of three (3) representatives of each party. Each Party promptly shall notify the other party of its initial appointees to the Joint Research Committee. Each Party shall be free to change any or all of its representatives effective upon written notice to the other party.

3.2  Meetings. The Joint Research Committee shall meet at least twice a year and
     --------
more frequently by mutual agreement if necessary. Either Party may call a meeting of the Joint Research Committee on thirty (30) days' prior written notice to the other Party any time the Joint Research Committee has not met for a period of more than six (6) months. The sites of the meetings shall alternate between the principal research sites of the Parties unless otherwise agreed. The Party hosting the meetings shall designate the chairperson for that meeting, and the Party visiting the other shall designate the secretary for that meeting. By mutual agreement of the Parties, meetings of the Joint Research Committee may be held by videoconference.

3.3  Decision-making. All decisions and recommendations of the Joint Research
     ---------------
Committee shall require the consensus of the representatives of the Committee to be effective; provided, however, that in cases where such consensus cannot be reached, the matter will be referred to the person with management responsibility for research at ROCHE and to the person with management responsibility for research at TRIMERIS.

3.4  Duties of the Joint Research Committee. The Joint Research Committee shall
     --------------------------------------
be responsible for directing all research efforts (chemical, biological or other) pursuant to this Agreement necessary for the preparation and testing of Drug Candidates. It shall implement the Joint Research Plan attached as Appendix
E. It shall also have the responsibility for recommending a Drug Candidate for further development and clinical testing. It shall be responsible for making any other decisions it is required to make pursuant to this Research Agreement and making recommendations to the Parties regarding other decisions necessary or appropriate to implement research efforts under the Joint Research Plan.

3.5  Joint Research Plan. The purpose of the Joint Research Plan is to identify
     -------------------
and approve a Drug Candidate for pre-clinical and clinical development. The Joint Research Plan should attempt to avoid unnecessary duplication by the Parties, maximize utilization of the resources of the Parties, and have a goal of equal allocation of responsibilities and contributions when measured in the aggregate. The parties shall bear their respective costs of implementing the Joint Research Plan in accordance with the work plan and assignment of responsibilities between the parties as proposed by the Joint Research Committee in the Joint Research Plan and approved by both Parties. As part of its contribution to the Joint Research Plan, ROCHE will pay TRIMERIS for *. From time to time, the Joint Research Committee may agree upon further research activities to be undertaken by the Parties, including the scope and procedures for such research and the responsibilities of each Party with respect to such research, and the Joint Research Committee shall update and amend the Joint Research Plan in writing as necessary subject to approval by the Parties.

3.6  Term of the Research Plan. The Joint Research Plan as well as the research
     -------------------------
efforts undertaken by the Parties pursuant thereto shall have a term of three
(3) years from the Effective Date. The parties may mutually agree in writing to extend the term of the Joint Research Plan and the research efforts to be undertaken pursuant thereto by additional one (1) year periods to be agreed to at least ninety (90) days prior to the expiration of the original or any extended term. In addition, the Joint Research Plan may be terminated at any time by mutual agreement of the Parties. During the course of the Joint Research Plan and upon termination of the Joint Research Plan, each Party shall disclose and make available to the other, all know-how developed by that Party as part of the Joint Research Plan. If within * following any termination of the Joint Research Plan, a Party identifies a Drug Candidate, it shall notify the other party in writing of such. The other Party shall thereafter have the right, exercisable within the next following ninety (90) days by written notice to the party identifying the Drug Candidate, to jointly develop and to jointly market a Joint Product based on that Drug Candidate and based on the terms and conditions contained in this Research Agreement. For the avoidance of doubt, the foregoing
* provisions do not apply to a Drug Candidate which the parties have previously elected to develop and/or commercialize pursuant to the provisions of Articles 4 et seq., in which case the opting out and termination provisions of Articles 4 and 10 shall control the respective rights and obligations of the Parties.

3.7  Exclusivity of Joint Research Collaboration. Neither Party, without
     -------------------------------------------
consulting with and obtaining the written consent of the other party, shall enter into any agreement with a third party relating to research within the Field. Nothing herein shall be construed to prevent a Party from providing to any third party in any manner it chooses, any materials or reagents that result from its efforts outside of the Joint Research Plan.


4. DEVELOPMENT
   -----------

4.1  Joint Development. The Parties agree that, subject to Section 4.2 below,
     -----------------
they will jointly undertake the development of Joint Product from a Drug Candidate which has been selected by the Joint Research Committee and approved by both Parties in writing.

4.2  *

4.3  *

4.4  *

4.5  Joint Steering Committee.
     -------------------------

     (a) In the event the Joint Research Committee shall recommend a Drug Candidate for worldwide development into a Joint Product and both Parties accept such recommendation by notifying the other party in writing, then the Parties shall form a Joint Steering Committee ("JSC"), consisting of an equal number of representatives from each of ROCHE and TRIMERIS, which equal number shall not exceed three (3). One of the three representatives of each party shall be a specialist in manufacturing. The JSC shall be chaired by a representative from ROCHE. The JSC shall have the following responsibilities: (i) approve the annual development plans and related budgets for the worldwide development of the Joint Product with a focus on Regulatory Approval in the USA, Canada and the EU ("Development Program"), (ii) approve the allocation of Development Costs and any reimbursement or reallocation thereof, including such Costs incurred by agreement of the Parties prior to the formation of the

JSC, (iii) monitor the Development Program and modifications thereto, including the assignment of contributions by the parties to the conduct of clinical trials and the responsibility for filings, interactions with the USA FDA and the appropriate time for transfer of regulatory responsibility to ROCHE; (iv) establish subcommittees and project teams on an as-needed basis; and (v) undertake such other activities as may be agreed upon by the parties. The JSC shall meet at least twice per year, once in Europe and once in the USA.

     (b) To implement its policies, within forty (40) days after the appointment of the JSC members, the JSC shall establish a Development Project Team ("DPT") containing an appropriate number of representatives from ROCHE and TRIMERIS. The DPT will (i) prepare and submit to the JSC for approval the Development Program, and, (ii) under the oversight of the JSC, implement and monitor the Development Program, including submitting proposed modifications thereof to the JSC for its approval. The DPT shall be chaired by a ROCHE representative who shall direct the day-to-day operations of the DPT in implementing the Development Program.

     (c) The DPT will annually establish the Development Program, consisting of a development plan and a development budget for the development of the Joint Product directed to the Regulatory Approval of the Joint Product in the USA, Canada and the EU. The first version of the Development Program shall be submitted for approval to the JSC within sixty (60) days from the acceptance of a Drug Candidate by both parties in writing. The development plan shall be prepared on a Joint Product-by-Joint-Product and activity-by-activity basis, for at least eight (8) calendar quarters in advance and shall be updated on a quarterly basis. A rolling development budget, per main development function and in USD will be derived from such development plan and shall identify manpower used, expressed as Full Time Equivalents ("FTE"), standard fully loaded FTE rates and costs to be incurred by each party, either internally or externally. The rolling development budget shall identify activities in each main development function, as detailed in Appendix A, in sufficient activity detail to allow an appropriate monitoring of expenses versus budget. The parties shall update the development budget on a quarterly basis and may revise it if changes in the Development Program so require it.

4.6  JSC Decisions.
     -------------

     (a)  Consensus. Decisions of the JSC regarding development of Joint Product
          ---------
shall be made by consensus. If the JSC is unable to reach consensus on any development decision, the issue shall be submitted for consideration to the Head of the Pharmaceutical Division of ROCHE and to the Chief Executive Officer of TRIMERIS.

     (b)  Lack of Consensus. In the event that the issue can not be resolved by
          -----------------
the individuals named in subparagraph a) above, then

          (i) if such issue relates to the USA or Canada the issue must promptly be brought to an independent neutral expert selected by the parties or, if within thirty (30) days the parties are unable to agree upon an independent neutral expert, one selected by the American Arbitration Association, to determine whether such development commitment is reasonably necessary, consistent with prudent business practices, to obtain Regulatory Approval of the Joint Product in the USA and Canada. Such determination shall include consideration of whether development or commercialization, directly or indirectly, would have a material adverse impact on the worldwide potential of Joint Product from a business or scientific viewpoint. If the neutral expert determines that the commitment is reasonably necessary, then such activities shall be included within the Development Plan. If the neutral expert determines that the commitment is not reasonably necessary, then such commitment shall not be included within the Development Plan;

          (ii) if such issue relates to countries outside the USA or Canada, ROCHE shall have the final decision right.

4.7  Development Costs.
     -----------------

     (a) The Development Program shall be the reference for sharing Development Costs ("DC"). Worldwide DC incurred in connection with the Development Program shall be shared equally between the parties, unless TRIMERIS notifies ROCHE that TRIMERIS wishes to reduce its share to a percentage not lower than * of Development Costs. In such a case and from the date of receipt by ROCHE of such notification, the reduced share will apply. In addition, the sharing of the Profit or Loss in the USA and Canada shall be adjusted as set forth in Section
7.1 .

     (b) The parties shall conduct the Development Program in accordance with annual budgets and shall share DC provided that they relate to activities which have been planned for and budgeted in the development plans and development budgets of the Development Program according to the Regulatory Approval submission purpose as determined by the JSC.

     (c) In the case of (i) activities or costs which have not been planned and budgeted but have actually been incurred by a party or (ii) actual costs of planned activities which have significantly exceeded (more than 10 %) the amount budgeted, the JSC shall decide whether and/or how such additional costs shall be shared between the parties.

     (d). The reporting and settlement of DC shall be as set forth in Appendix
A. Reports provided to ROCHE shall be sent to:

          F. Hoffmann-La Roche Ltd
          Department PFD
          CH-4070 Basel, Switzerland

or to any other address that ROCHE may advise in writing.

Reports provided to TRIMERIS shall be sent to:

          Trimeris, Inc.
          4727 University Drive
          Durham, NC 27707
          Attn: Timothy J. Creech, Director of Finance

or to any other address that TRIMERIS may advise in writing.

     (e) All Development Costs payable to a party under this Agreement shall be payable in USD by wire transfer to a bank account designated by the party.

4.8  Audit. The parties shall maintain and cause the third parties acting for
     -----
their account to maintain books of account and complete and accurate records pertaining to the DC in sufficient detail to permit to confirm the correct calculation of DC.

     At a party's ("Auditing Party") request, the other party ("Audited Party") will cause its independent certified public accountants to prepare abstracts of its relevant business records for review by the Auditing Party. If, based upon a review of such abstracts, the Auditing Party reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, the Auditing Party shall have the right to engage the Audited Party's independent public accountant to perform, on behalf of the Auditing Party, an audit of all work papers and supporting documents pertinent to such abstracts.

     Such auditing shall not be requested to be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, shall be performed upon no less than thirty (30) days prior written notice to the Audited Party, during the Audited Party's normal business hours and shall not commence later than three (3) years following the end of the period requested to be audited.

     The Auditing Party will bear the full cost of the preparation of abstracts and any such audit unless such abstracts or audit discloses an underpayment to the auditing party of more than five percent (5%) from the amounts paid. The Audited Party shall (1) promptly pay any underpayment due the Auditing Party and, (2) if the underpayment due to the auditing party is more than five percent (5%) of the amount paid, bear the full reasonable cost of such audit. Any overpayment by the Audited Party shall be deducted from the next payment due to the Auditing Party under Section 4.7 of this Agreement or, if no such further payments are due promptly reimbursed by the Auditing Party.

     The failure of a party to request verification of any calculation of DC during the period when records have to be retained shall be considered acceptance of the accuracy of such reporting by such party.

     The terms of this Section 4.8 shall survive the term of this Agreement for a period of three (3) years.

4.9  Due Diligence.  ROCHE and TRIMERIS shall use best efforts consistent with
     --------------
prudent business practices to develop Joint Products that the parties agree shall be developed hereunder and obtain and maintain necessary governmental approval to market these Joint Products. "Best efforts" with regard to ROCHE shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to significant general practice Joint Products of similar market potential derived from internal research programs. "Best efforts" with regard to TRIMERIS shall mean the standard of effort consistent with the efforts established public biotech companies devote to significant general practice Joint Products of similar market potential derived from internal research programs.

4.10  Regulatory Filings/Approvals.   Any regulatory filings made in pursuit of
      ----------------------------
approval or registration of Joint Products shall be filed by *. Notwithstanding the foregoing, in the case of Type II or Type III Drug Candidates, other than one developed as a Replacement Compound under the License Agreement, the JSC will endeavor to *. In the event of a lack of consensus in the JSC hereunder, the issue will be escalated in accordance with Section 4.6. In the event the issue is not resolved upon such escalation, the final decision shall *.

4.11  Data.   All data generated on account of the Development Program shall be
      -----
owned jointly by ROCHE and TRIMERIS and shall not be provided to any third party without the consent of both Parties.

4.12  Withholding Tax.  With respect to Development Costs, each party will remit
      ---------------
payments to the other party due under this Article 4 without deduction of any withholding taxes which may otherwise be due, provided, however, that to the extent that the tax burden of TRIMERIS is not increased, ROCHE shall to the extent required under the tax law of a given country, withhold such withholding taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish TRIMERIS with the receipt thereof in respect of the same. The parties agree to cooperate in all respects necessary to
(a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist TRIMERIS in obtaining any refunds for TRIMERIS of amounts withheld and paid to tax authorities.

5.  SUPPLY AND MANUFACTURING
    ------------------------

5.1   Bulk Joint Product and Finished Joint Product Sourcing.
      ------------------------------------------------------

      (a). The Parties will decide upon either a single source or a dual source approach for the worldwide supplies of Bulk Joint Product. It shall be up to the JSC to decide on the modalities of supply. In order to assure the quality and timely supply of Bulk Joint Product, neither Party shall enter into any significant supply or toll manufacturing agreement on Bulk Joint Product with any third party without the prior written approval of the other Party, whereby the term "significant" shall be defined by the JSC based upon a proposal submitted by the DPT.

      (b)  *

5.2   Supply Price. Supply of (i) clinical material shall be at Manufacturing
      -------------
Cost ("MC") as defined in Appendix A and (ii) commercial material shall be at COGS.

5.3   Manufacturing/Supply Agreement.  In due time, but not later than * after
      -------------------------------
the initiation of Phase III clinical trials for a specific Joint Product, the parties shall discuss in good faith and conclude a manufacturing/supply agreement for such Joint Product.

5.4   Finished Joint Product Specifications - The Development Project Team will
      ----------------------------------------
define one set of specifications for the Finished Joint Product and its manufacturing process that will allow Regulatory Approval of Joint Product (according to existing practice and/or guidelines) in the USA and major European countries. In the case that there exists no such practice or guidelines, these specifications will be based upon best guidance from the FDA in the USA and major European countries. Such specifications will be presented to the JSC for approval as part of the Development Plan and be pursued globally for the registration of Joint Product.

     The production of Finished Joint Product, meeting the aforementioned specifications must be deemed by the JSC to be sufficient to meet reasonable worldwide commercial requirements defined in the forecasts for Joint Product as approved by the JSC prior to filing for regulatory approval.


6.  COMMERCIALIZATION
    -----------------

6.1   Due Diligence.  ROCHE shall use best efforts consistent with prudent
      -------------
business practices to market and sell Joint Products in all major countries of the world (i.e., USA, Japan, Germany, France, Italy, Spain, United Kingdom, Canada and Brazil). Best efforts for ROCHE under this Section 6.1 shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to significant general practice Joint Products of similar market potential derived from internal research programs.

      TRIMERIS shall use best efforts consistent with prudent business practices to fulfil its obligations under the commercialization phase of the Joint Products in the USA and Canada. Best efforts for TRIMERIS under this Section 6.1 shall mean the standard of effort consistent with the efforts established public biotech companies devote to significant general practice Joint Products of similar market potential derived from internal research programs.

6.2.  Marketing and Promotion. While ROCHE retains sole responsibility and right
      ------------------------
to make decisions for the marketing and promotion of Joint Product outside of the USA and Canada, TRIMERIS shall have a representative on and have the right to participate in the deliberations of the Roche Global Marketing Team for such Joint Product. The contribution of TRIMERIS to marketing in the USA and Canada are reflected in Appendix D.

6.3  Trademarks. ROCHE shall own the trademarks for a given Joint Product and
     -----------
ROCHE shall bear the cost of obtaining and maintaining such trademarks.

6.4  Use of the TRIMERIS Name.  The packaging and promotional materials for the
     ------------------------
Joint Products marketed by ROCHE and/or ROCHE's sublicensees shall identify TRIMERIS as the co-developer of the Joint Product. If only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then ROCHE may use its name alone on such item, without identifying TRIMERIS.


7. CONSIDERATION
   -------------

7.1  Payments - USA and Canada.
     -------------------------

     (a) Profit or Loss from sales for each of the Joint Products in the USA and Canada shall be calculated on a country by country basis and on the basis of the Profit and Loss statement, which is attached hereto as Appendix B. Within sixty (60) days from the first filing of a Joint Product NDA in the USA or Canada the parties shall meet and agree on the details relating to the definition, calculation, accounting of the elements of Allowable Expenses and reporting, currency conversion, payment timeframe and other reimbursement procedures of Profit and Loss.

     (b) Profit or Loss from sales of Joint Product in the USA and Canada shall be equally shared between the parties, unless TRIMERIS decides to reduce its contribution to the DC in accordance with the terms given in Section 4.7 in which case the respective share of Profit or Loss of a party shall be identical to the respective total contribution of such party to the DC.

     (c)  Duration. The duration of payments under this Section 7.1 in the USA
          --------
and Canada shall on a country by country basis continue for the longer of *.

7.2  Payments - Outside the United States and Canada.
     -----------------------------------------------

     (a) For sales of Joint Product which comprise a Type II or Type III Drug Candidate in all countries outside the USA and Canada, ROCHE shall pay TRIMERIS a royalty on Net Sales of Joint Product outside the USA and Canada. The rate of this royalty payment will be decided jointly by the Parties in order to allow each Party to recover an approximately 50% share (or the adjusted share in accordance with Section 4.7) of the profit outside the USA and Canada proportional to its contribution to the research, development and commercialization efforts related to the sales of Joint Product outside the USA and Canada. The Parties shall decide upon this royalty rate no later than three months after the filing of an application for Regulatory Approval in the EU for the applicable Joint Product. This royalty rate shall be revised by the Parties annually in each month of January as necessary to appropriately reflect the agreed upon profit share.

     (b) For sales of Joint Product which comprise a Type I Drug Candidate in all countries outside the USA and Canada, Roche shall pay Trimeris a royalty of
*.

     (c)  Report. Within ninety (90) days after the end of each calendar
          ------
quarter, ROCHE shall provide TRIMERIS with a report of Net Sales of Joint Product sold by ROCHE in countries outside the USA and Canada for that calendar quarter and compute the amount of royalties owed by ROCHE to TRIMERIS under this
Section 7.2. Payment of such royalties shall accompany this report.

     (d)  Duration. The duration of payment of royalties under this Section 7.2
          --------
in a country shall continue for the longer of *.

7.3  Withholding Tax.  All payments under Sections 7.1 and 7.2 shall be made in
     ---------------
full without deduction of taxes, charges and any other duties ("Taxes") that may be imposed, provided, however, that ROCHE shall to the extent required under the tax law of a given country, withhold such Taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish TRIMERIS with the receipt thereof in respect of the same. The parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist TRIMERIS in obtaining any refunds for TRIMERIS of amounts withheld and paid to tax authorities.

7.4  Third Party Payments outside the USA and Canada.
     -----------------------------------------------

     (a) If ROCHE, in good faith, pays consideration under patent rights or know-how owned or controlled by a party other than TRIMERIS, which in ROCHE's opinion, is reasonably required to allow ROCHE to make, have made, use, import, offer for sale or sell Joint Product in a given country, ROCHE may deduct fifty percent (50%) of such consideration from the royalty payments payable by ROCHE to TRIMERIS under this Agreement.

     (b) TRIMERIS shall be solely responsible for all royalties and other payments that may be due or payable by it to a third party, during the Term of this Agreement, including any payments that may become due under agreements entered into subsequent to the Effective Date for a Joint Product that comprises either a Type I Drug Candidate, a Type II Drug Candidate, or a replacement Compound. Subject to the provisions of Section 9.4, ROCHE shall reimburse such payments made by TRIMERIS which are reasonably required to make, have made, use, import, offer for sale or sell Joint Product in a given country provided that ROCHE may deduct fifty percent (50%) of such reimbursement from the royalty payments payable by ROCHE to TRIMERIS under this Agreement. For any Joint Product that comprises a Type III Drug Candidate, ROCHE and TRIMERIS will equally share all royalties and other payments that may be due or payable by it to a third party during the Term of this Agreement, including any payments that may become due under agreements entered into subsequent to the Effective Date.

     (c) The reimbursements for third party royalty payments set forth in Sections 7.4 b) above shall not apply in the case and to the extent such third party royalty burdens have been previously factored into the royalty rates or revised royalty rates set by the Parties in accordance with Section 7.2(a).

7.5  Royalties Due Once.  Sales of Joint Product between and among ROCHE, its
     ------------------
Affiliates and its sublicensees shall not be subject to a royalty. The obligation to pay royalties to TRIMERIS under this Agreement is imposed only once with respect to the same unit of Joint Product.

7.6  Combination Products.   For any Joint Product containing both a
     --------------------
pharmaceutically active agent which causes it to be considered a Joint Product and one or more other pharmaceutically active agents which are not Drug Candidates ("Combination Product"), the parties shall in good faith negotiate and agree to an appropriate adjustment to the Net Sales to reflect the relative contribution of each Drug Candidate and each other pharmaceutically active agent which is not a Joint Product to the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Drug Candidates contained in the Combination Product and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product.

7.7  Currency.  All amounts payable to TRIMERIS under this Agreement shall be
     --------
payable in USD by wire transfer to a bank account designated by TRIMERIS. When calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into CHF as computed by ROCHE in its Swiss Francs sales statistics for the countries concerned, using the average rate of exchange at the time for such currencies as retrieved from the Reuters System. When calculating the royalties on Net Sales, such conversion shall be at the average rate of CHF to USD as retrieved from the Reuter's System for the applicable period.

7.8  Blocked Country.  If at any time a Joint Product is sold in a country in
     ---------------
which conditions or legal restrictions exist which prohibit remittance of USD or CHF ("Blocked Country") the following provisions shall apply to the payment of the corresponding royalty, depending on where the Joint Product is made:

     (a) If such Joint Product is made in the same or another Blocked Country, ROCHE shall make such royalty payment by depositing the amount thereof in the currency of the country of sale or manufacture, at TRIMERIS's election, to TRIMERIS's account in a bank designated by TRIMERIS in such country.

     (b) If such Joint Product is made in a country that is not a Blocked Country, then a "number" shall be obtained by multiplying the applicable royalty rate by the price at which the Joint Product is sold to the entity selling in the Blocked Country. ROCHE or its Affiliate (i) shall pay that "number" to TRIMERIS as converted to USD in accordance with Section 7.7, and (ii) shall deposit the excess of the applicable royalty over the "number", in the currency of the country of sale of the Joint Product, to TRIMERIS's account in a bank designated by TRIMERIS in such Blocked Country.

7.9  Audit.  ROCHE shall keep, and shall require its Affiliates and sublicensees
     -----
to keep, accurate and correct records of Joint Products sold under this Agreement appropriate to determine the amounts due hereunder to TRIMERIS. Such records shall be retained for at least three (3) years following the end of the calendar year to which such records pertain.

     At TRIMERIS request, ROCHE will cause its independent certified public accountants to prepare abstracts of ROCHE's relevant business records for review by TRIMERIS. If, based upon a review of such abstracts, TRIMERIS reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, TRIMERIS shall have the right to engage ROCHE's independent public accountant to perform, on behalf of TRIMERIS, an audit of all work papers and supporting documents pertinent to such abstracts.

     The audit rights under this Agreement may be exercised by TRIMERIS (i) no more often than once per calendar year, (ii) not more frequently than once with respect to records covering any specific period of time, and (iii) within three
(3) years after the payment period to which such records relate. The audit shall be performed upon no less than thirty (30) days prior written notice to ROCHE, during ROCHE's normal business hours. The terms of this Section 7.9 shall survive the Term of the Agreement for a period of three (3) years.

     TRIMERIS will bear the full cost of any such abstracts or audit unless such audit discloses an underpayment to TRIMERIS of more than five percent (5%) from the amounts paid. ROCHE shall promptly (i) pay any underpayment due to TRIMERIS and, (ii) if the underpayment is more than five percent (5%) of the amount paid, ROCHE shall bear the full reasonable cost of such audit. Any overpayment by ROCHE shall be deducted from the next payment due TRIMERIS under Article 7 of this Agreement or, if no such further payments are due, promptly reimbursed to ROCHE by TRIMERIS.

7.10  Mechanism for Adjustment.  Should any amount such as reductions, credits
      ------------------------
or deductions otherwise allowable to ROCHE for a country under this Agreement not be utilized by ROCHE upon the termination of this Agreement, then TRIMERIS shall promptly reimburse ROCHE for the allowable amount.


8. INFORMATION
   -----------

8.1   Exchange.  During the Term of the Agreement, the parties will, free of
      --------
charge, exchange and, to this end, the parties shall establish a mechanism by which the parties will share, Information necessary for the parties to meet their obligations under this Research Agreement.

      In particular, a party shall, to the extent it is legally permitted to do so, exchange all information coming into its possession or control, or its representatives or Affiliates possession or control, relating to formulation, manufacture, improvement, use and sale of Joint Product, including any such information consisting of technical, pharmacological, preclinical, clinical, biochemical, toxicological and pharmacokinetic experimental data and results related to Joint Product. Each party shall also permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with the party or its Affiliate's scientists and/or clinicians supervising or conducting research related to Joint Product, the results of studies and/or submissions to governmental agencies concerning Joint Products, at mutually agreeable times and locations. Each party shall also permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with its or its Affiliate's scientists supervising or conducting manufacture of Joint Product or third party scientists supervising or conducting manufacture on behalf of it, at mutually agreeable times and locations.

8.2  Information.  During the Term of the Agreement and for five (5) years after
     ------------
termination, a Receiving party shall a) treat Information provided by a Disclosing party as it would treat its own information of a similar nature and take all reasonable precautions not to disclose such Information to third parties except Affiliates or actual or potential sublicensees who agree to be bound by the same terms and conditions as found in this Article 8, without the other party's prior written authorization and b) not use such Information for other than the purposes of fulfilling its obligations under this Agreement.

     The provisions of this Section 8.2 shall not apply to such Information which:

     (a) was known or used by the Receiving party or its Affiliates prior to its date of disclosure to the Receiving party or its Affiliates by the Disclosing party or its Affiliates, as evidenced by the prior written records of the Receiving party or its Affiliates; or

     (b) either before or after the date of the disclosure to the Receiving party or its Affiliates, is lawfully disclosed to the Receiving party or its Affiliates by a third party rightfully in possession of such information; or

     (c) either before or after the date of the disclosure to the Receiving party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

(d) is independently developed by the Receiving party or its Affiliates without reference to or reliance upon any such information of the Disclosing party or its Affiliates; or

(e) is required to be disclosed by the Receiving party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving party or its Affiliates provides prior written notice of such disclosure to the Disclosing party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

8.3  Publications.  During the Term of the Agreement, and for a period of *
     ------------
thereafter, the following restrictions shall apply with respect to disclosure by any party of Information in any publication or presentation (collectively "Publications"):

     (a) A party ("Publishing party") shall provide the other party with a copy of any proposed Publication at least thirty (30) days or less if agreed by both parties within the DPT prior to submission for publication so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Information disclosed by the other party to the Publishing party in accordance with the requirements of this Research Agreement . The incorporation of such recommended changes shall not be unreasonably refused; and

     (c) If such other party notifies ("Notice") the Publishing party in writing, within thirty (30) days of receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, for which the other party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any

Information disclosed by the other party to the Publishing party, the Publishing party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on the Invention, and in no event less than one hundred and eighty (180) days from the date of Notice. In the event the parties do not agree as to whether such Publication (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other party to the Publishing party, either party may submit the matter to arbitration generally in accordance with the procedures set forth in Article 12 of this Research Agreement.

8.4  Exceptions.  The restrictions set forth in this Article 8 shall not prevent
     ----------
either party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to the making, having made, using, offering for sale, selling or importing of Joint Product, (ii) disclosing Information provided by the Disclosing party to persons working on behalf of the Receiving party or to governmental agencies, to the extent the Receiving party reasonably believes is required or desirable to secure any government approval for the development, manufacture, marketing or sale of Joint Product, or (iii) upon imminent approval or actual approval for Regulatory Approval by a governmental agency in a country of a drug application on Joint Product, disclosing Information to the extent reasonably necessary to promote the use and sale of Joint Product in the country.

8.5  Adverse Events. During the development of any Joint Product the parties
     --------------
will coordinate their efforts to assure that all adverse events are reported properly.

9.   PATENTS
     -------

9.1  Ownership of Technology. Ownership of Joint Research Patents shall be
     -----------------------
vested jointly in TRIMERIS and ROCHE.

9.2.  Patent Filing, Prosecution and Maintenance.
      -------------------------------------------

     (a)  Joint Research Inventions. As soon as a party concludes that it wishes
          -------------------------
to file a patent application claiming a Joint Research Invention, it shall immediately inform the other party. The party also will provide the other party with the determination of inventors and a copy of a draft specification, if any, and the scope of claims as early as possible. Unless otherwise agreed, ROCHE agrees to (i) prepare, file, prosecute and maintain such priority patent application, corresponding foreign patents, and resulting patents, (ii) consult with TRIMERIS as to the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents, and (iii) furnish TRIMERIS with copies of all documents relevant to any such preparation, filing, prosecution or maintenance. Unless agreed otherwise, the filing party shall furnish such documents and consult with the other party in sufficient time before any action by the filing party is due to allow the other party to provide comments thereon, which comments the filing party shall consider. All external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents throughout the world shall be equally shared by the parties. Either party shall bear its internal costs. On request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents. Should the filing party decide that it does not desire to file, maintain or prosecute a patent or patent application claiming a Joint Research Invention in one or more countries, it shall promptly advise the other party thereof and, at the request of the other party, the filing party shall assign to the other party its rights in and to such patent or patent application in such country or countries, and the other party will thereafter file, prosecute and/or maintain the same at the other party's own cost, to the extent that the other party desires to do so.

9.3  Infringement by Third parties.
     -----------------------------

     (a) Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Joint Research Patents, of which it becomes aware. With respect to third party infringement of Joint Research Patents, the parties shall confer and take such action, and allocate expenses and recoveries in such manner, as they may agree. In the absence of agreement within ninety
(90) days of notification thereof, ROCHE shall have the right, but not the obligation, to bring, at ROCHE's expense and in its sole control, an appropriate action against any person or entity infringing a Joint Patent directly or contributorily. TRIMERIS shall have the right to be fully informed regarding any litigation brought thereunder by ROCHE, including the status of any settlement activity. Notwithstanding anything herein to the contrary, should a party receive a certification for a Joint Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the United States of America, then such party shall immediately provide the other party with a copy of such certification. TRIMERIS shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to ROCHE ("H-W Suit Notice") whether TRIMERIS will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without TRIMERIS bringing suit or providing such H-W Suit Notice, then ROCHE shall be free to immediately bring suit in its name.

     (b)  Costs and Awards. The party which is not in control of any action
          ----------------
brought pursuant to Sections 9.3 or 9.4 may elect to contribute fifty percent (50%) of the costs of litigation against such third party infringer, by providing written notice to the controlling party within ninety (90) days after such action is first brought. If the non-controlling party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action. If the non-controlling party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

     (c)  Settlement; Allocation of Proceeds. Neither party shall settle a claim
          ----------------------------------
brought under this Section 9.3 without the consent of the other party. In the event of any recovery of monetary damages from the third party, whether such damages result from the infringement of TRIMERIS Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in the litigation under this Section 9.3 (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 9.3(b). If the amount recovered from the third party is more than the aggregate expenses the parties incurred in connection with such litigation, the recovery shall be shared pro rata between TRIMERIS and ROCHE in proportion to their respective expenses.

     9.4  Infringement of Third Party Rights. In the event that a third party at
          ----------------------------------
any time provides notice to, or commences an action, suit or proceeding against a Party or such Party's Affiliates, sublicensees or distributors, claiming infringement of the third party's patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the making, having made, using, offering for sale, selling or importing of a Joint Product, such party shall promptly notify the other party. Neither party may settle such claim or action without the consent of the other party. The parties shall also discuss how the expenses and any recoveries from such action should be treated, on the understanding that the cost of the litigation including any damages will be shared on the same basis as the Parties' share of profit from the sale of the Joint Product and that recoveries shall not be apportioned until after the Parties' expenses have first been reimbursed therefrom. If the parties do not reach agreement, ROCHE shall make the final decision at its own discretion and expenses.


10. TERM AND TERMINATION
    --------------------

10.1   Term.  The Term of the Agreement shall commence on the Effective Date
       ----
and, unless sooner terminated as provided in this Article, expire on a country-by-country basis on the expiration of ROCHE's payment obligations as set forth in Sections 7.1 and 7.2.

       Upon the expiration of the Term of the Agreement, the Parties will be considered to each own a 50% interest in the residual value, if any, of each Joint Product developed and commercialized hereunder. Prior to such expiration, the Parties shall meet and negotiate in good faith such further collaborative commercial arrangement or other disposition of their respective interests in each such Joint Product with the goal of realizing an equal sharing of such residual value.

10.2   Termination. Either Party shall have the right to terminate this
       -----------
Agreement on a country-by-country basis and on a Joint Product-by-Joint Product basis by providing the other Party with the following prior written notice:

       (a)  If ROCHE has Launched Joint Product in the given country, *; or

       (b)  If ROCHE has not Launched Joint Product in the given country, *.

Termination shall be effective at the end of the applicable notice period.

10.3   Material Breach.  In the event of a material breach of this Agreement by
       ---------------
either party, the non-breaching party shall have the right to terminate this

Agreement by providing written notice of such breach to the breaching party, specifying the nature of such breach ("Breach Notice"). The non-breaching party shall thereupon have the right to terminate this Agreement immediately upon written notice if the breaching party fails to cure such breach within sixty
(60) days after receipt of the Breach Notice.

10.4  Effect of Termination.
      ---------------------

      (a)  By either Party without cause. Termination of this Agreement by
           -----------------------------
either Party under Section 10.2 shall not relieve either Party of the performance of any obligations incurred or payments (i) due prior to the effective date of termination, (ii) which are uncancellable, and (iii) in accordance with the budget previously approved by the JSC. Notwithstanding the foregoing, if a Party terminates the Agreement with regard to a Joint Product, that Party shall continue to contribute to the costs for the completion of any clinical trials of such Joint Product if (i) such trial commenced prior to giving the termination notice, (ii) such costs are incurred after the effective date of termination, with the proviso that the terminating Party's participation shall also be limited to the costs related to those patients already enrolled in the study at the time of giving the termination notice.

     In the event of termination of this Agreement by ROCHE under Section 10.2, with regard to such country or Joint Product (i) all licenses granted by TRIMERIS to ROCHE shall terminate, (ii) at the request of TRIMERIS, ROCHE shall assign to TRIMERIS all regulatory filings, regulatory approvals and clinical data owned and controlled by ROCHE relating to Joint Products containing a Type III Drug Candidate, or, if such assignment is not legally permissible, grant TRIMERIS the right to access, use and cross reference such filings, approval and data, (iii) at the request of TRIMERIS, ROCHE may at its sole discretion assign to TRIMERIS all regulatory filings, regulatory approvals and clinical data owned and controlled by ROCHE relating to Joint Products containing a Type I or Type II Drug Candidate, or, if such assignment is not legally permissible, grant TRIMERIS the right to access, use and cross reference such filings, approval and data, and (iii) ROCHEmay, at its discretion, assign to TRIMERIS all rights in or grant to TRIMERIS a royalty free exclusive license to the trademarks referred to in Section 6.3.

     In the event of termination of this Agreement by TRIMERIS under Section 10.2, with regard to such country or Joint Product (i) all licenses granted by TRIMERIS to ROCHE shall remain in effect, (ii) at the request of ROCHE, TRIMERIS shall assign to ROCHE all regulatory filings, regulatory approvals and clinical data owned and controlled by TRIMERIS relating to Joint Products or, if such assignment is not legally permissible, grant ROCHE the right to access, use and cross reference such filings, approval and data, and (iii) TRIMERIS may, at its discretion, assign to ROCHE all rights in or grant to ROCHE a royalty free exclusive license to the trademarks referred to in Section 6.3.

     In the event that a Party requests the assignment of any regulatory filings, regulatory approvals or clinical data pursuant to subsection 10.4(a), then that Party shall pay the other Party a royalty upon sales of Joint Product reasonably related to the other Party's share of the allocated and paid Development Expenses pertinent to such assigned filings, approvals or data. The amount of such royalty shall be determined by mutual agreement of the Parties after good faith negotiation; provided, however, that if the Parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of the assigned filings, approvals and/or data as related to the commercialization of Joint Product; (ii) the relative contributions of the Parties to the development of Joint Product.

     (b)  By either party for cause. Termination of this Agreement by either
          -------------------------
party under Section 10.3 shall (i) not relieve either party of the performance of any obligations incurred or payments due prior to the date of breach, and
(ii) be without prejudice to any remedy that any party may have in addition to those rights as provided under this Agreement.

     (c)  By ROCHE for Cause. In the event of termination of the Agreement by
          ------------------
ROCHE under Section 10.3, the rights and licenses granted by TRIMERIS to ROCHE under this Agreement shall, at ROCHE's option, remain in effect. If ROCHE chooses for such rights and licenses to remain in effect, ROCHE's payment obligations under Article 7 shall continue; provided, however, that the amounts of such payments shall be decreased to reflect the following factors: the nature of TRIMERIS' breach, the damage to ROCHE caused thereby, and the relative contributions of the parties to the development of Joint Product. Such amounts shall be determined by the mutual agreement of the parties after good faith negotiations; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement, and the arbitrator shall base his/her decision on the above factors.

     (d)  By TRIMERIS For Cause. In the event of termination of this Agreement
          ----------------------
by TRIMERIS under Section 10.3, (i) all licenses granted by TRIMERIS to ROCHE shall terminate, (ii) at the request of TRIMERIS, ROCHE shall assign to TRIMERIS all regulatory filings, regulatory approvals and clinical data owned and controlled by ROCHE relating to Joint Products, or, if such assignment is not legally permissible, grant TRIMERIS the right to access, use and cross reference such filings, approval and data, and (iii) ROCHE shall assign to TRIMERIS all rights in the trademarks referred to in Section 6.3.

     In the event that TRIMERIS requests the assignment of any regulatory filings, regulatory approvals or clinical data pursuant to Section 10.4(d), then TRIMERIS shall pay ROCHE a royalty upon sales of Joint Product reasonably related to ROCHE's allocated and paid share of the Development Expenses pertinent to such assigned filings, approvals or data. The amount of such royalty shall be determined by mutual agreement of the parties after good faith negotiation; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of the assigned filings, approvals and/or data as related to the commercialization of Joint Product; (ii) the relative contributions of the parties to the development of Joint Product; and (iii) the nature of ROCHE's breach and the damages caused to TRIMERIS thereby.

10.5  Survival.  Notwithstanding any termination of this Agreement, the
      --------
obligations of the parties with respect Sections 3.6, 4.8, 4.11, 7.9, 8.2-8.4, 9.1, 10.4, 11.3, 11.4, 12.1, 12.2, 13.1, 13.10, as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

10.6 Notwithstanding termination of this Research Agreement, if ROCHE commercializes a product pursuant to the License Agreement which comprises a Drug Candidate which had entered development pursuant to Section 4.1 hereunder, other than a Product 1 or Product 2 as defined by the License Agreement and
Section 1.19 herein, then any royalty, profit share or other financial obligations due TRIMERIS by ROCHE on sales of such product shall be governed by the financial terms of Article 7 of this Research Agreement in lieu of the financial terms of the License Agreement.

11.  WARRANTIES AND INDEMNITIES
     --------------------------


11.1  Warranties of Both Parties.  Each party warrants that, as of the date
      --------------------------
TRIMERIS signs this Agreement, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder. Each party warrants and represents to the other that, as of the date it signs this Agreement to the best of its knowledge, it or its Affiliates has disclosed all information in possession or control of it or its Affiliates which, in the opinion of it or its Affiliates, would be material to the other party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

11.2  DISCLAIMER.  THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF
      ----------
ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. TRIMERIS AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE JOINT PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE JOINT PRODUCTS. IN NO EVENT SHALL EITHER TRIMERIS OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

11.3  Indemnification by ROCHE.  ROCHE agrees to defend, indemnify and hold
      ------------------------
TRIMERIS and its directors, officers, employees and agents (the

"TRIMERIS Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Joint Product by ROCHE, its Affiliates, its sublicensees, its distributors, or representatives, except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of TRIMERIS. In the event of any such claim against the TRIMERIS Indemnified parties by a third party, TRIMERIS shall promptly notify ROCHE in writing of the claim and ROCHE shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The TRIMERIS Indemnified parties shall cooperate with ROCHE and may, at their option and expense, be represented in any such action or proceeding. ROCHE shall not be liable for any litigation costs or expenses incurred by the TRIMERIS Indemnified parties without ROCHE's written authorization. ROCHE shall not settle any such claim against TRIMERIS unless such settlement fully and unconditionally releases TRIMERIS from all liability relating thereto, unless TRIMERIS otherwise agrees in writing.

11.4  Indemnification by TRIMERIS.  TRIMERIS agrees to defend, indemnify and
      ---------------------------
hold ROCHE and its directors, officers, employees and agents (the "ROCHE Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Joint Product by TRIMERIS, its Affiliates, licensees (other than ROCHE), distributors, or representatives (if applicable), except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of ROCHE. In the event of any such claim against the ROCHE Indemnified parties by a third party, ROCHE shall promptly notify TRIMERIS in writing of the claim and TRIMERIS shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The ROCHE Indemnified parties shall cooperate with TRIMERIS and may, at their option and expense, be represented in any such action or proceeding. TRIMERIS shall not be liable for any litigation costs or expenses incurred by the ROCHE Indemnified parties without TRIMERIS's written authorization. TRIMERIS shall not settle any such claim against ROCHE unless such settlement fully and unconditionally releases ROCHE from all liability relating thereto, unless ROCHE otherwise agrees in writing.

11.5  Completeness of Appendix F.   TRIMERIS represents and warrants that the
      --------------------------
Peptides listed in Appendix F constitute a complete listing of the Peptides identified by TRIMERIS prior to July 1, 1999.


12.  DISPUTE RESOLUTION
     ------------------

12.1  Procedure
      ---------

      (a)  Internal Escalation.  Unless otherwise explicitly set forth in this
           -------------------
Agreement, in the event that the parties are unable to resolve any dispute, controversy or claim arising out of, or in relation to this Agreement, or the breach, termination or invalidity thereof (collectively "Issue"), the parties shall first refer such Issue to the Head of the Pharma Division of ROCHE and to the Chief Executive Officer of TRIMERIS. In the event that such Issue cannot be resolved by these individuals after a good faith discussion to resolve the issue, then either party may initiate arbitration in accordance with this subsection under the guidelines of AAA in New York City, New York, under the commercial rules then in effect for AAA, except as provided for herein.

      (b)  Procedure. A party shall notify the other in writing should it intend
           ---------
to initiate arbitration. The parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period. Within thirty (30) days after selection of such arbitrator, each party shall submit to the arbitrator a proposed resolution of the Issue and the reasons for proposing the resolution. Should either party desire, a joint meeting before the arbitrator shall be held within thirty (30) days after the end of the above resolution submission period.

     Within thirty (30) days after the later of (i) the end of the resolution submission period or (ii) holding of the joint meeting, the arbitrator shall decide the matter by selecting only one of such resolutions, and shall have no authority to modify its proposed terms.

     (c) Unless otherwise agreed to by the parties, the arbitrator shall make such decision based on the following factors in descending order of importance:
(a) consistency with the provisions of this Agreement; (b) consistency with the intent of the parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements. The decision of the arbitrator will be binding upon the parties without the right of appeal, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.2 Cost. The parties shall share equally the reasonable documented cost of
     ----
such arbitration proceeding, but not the individual cost of the parties in participating in such proceeding.


13.  MISCELLANEOUS
     -------------

13.1 Disclosure of Agreement and Press Releases and Technical Information.
     --------------------------------------------------------------------
Neither party will disclose the existence, terms or conditions of this Agreement to any third party or issue any press release relating to the existence, terms and conditions of this Agreement for any purpose without the prior written consent of the other party, except as required by law (including without limitation any regulatory agency or commission of competent jurisdiction).

13.2 Force Majeure.  If either party shall be delayed, interrupted or prevented
     -------------
with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention.

     Within fifteen (15) days after the beginning of the force majeure, the party invoking its force majeure rights must notify the other party of this fact in accordance with Section 13.5. The other party must also be notified of the termination of the force majeure within fifteen (15) days after such termination. If the force majeure renders either of the required notifications impossible, notification must be given as soon as possible.

13.3 Bankruptcy.  In the event that TRIMERIS shall become insolvent, shall make
     ----------
an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed), all rights and licenses granted under or pursuant to this Agreement by TRIMERIS to ROCHE are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that ROCHE, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

13.4  Waiver.  The waiver by a party of a breach or a default of any provision
      ------
of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

13.5  Notices.  Any notice or communication (including invoices) required to be
      -------
given hereunder shall be in writing and shall be considered properly given when
(a) personally delivered or sent by telefax (other than for invoices) or overnight mail with a confirmation copy, (b) three (3) business days after being sent by certified or registered mail to the respective address of a party, or
(c) the next business day after being sent by overnight mail or overnight courier as follows:

      If to ROCHE:            F. Hoffmann-La ROCHE Ltd
                              Grenzacherstrasse 124
                              CH-4070 Basel Switzerland
                              Att.: Corporate Law
          and
                              Hoffmann-La ROCHE Inc.
                              430 Kingsland Street
                              Nutley, New Jersey 70110, USA
                              Attn.: Corporate Secretary

      or any other address that ROCHE may advise in writing;

      If to TRIMERIS:         TRIMERIS, Inc.
                              4727 University Drive
                              Durham, North Carolina 27707, USA
                              Attn.: General Counsel

      or any other address that TRIMERIS may advise in writing.

13.6  No Agency.  Nothing herein shall be deemed to constitute either party as
      ---------
the agent or representative of the other party. Each party shall be an independent contractor, not an employee or partner of the other party. Each party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.7   Entire Agreement.  This Agreement (including its Appendices) constitutes
       ----------------
the entire agreement between the parties with respect to the subject matter and supersedes all previous agreements, whether oral or written. This Agreement can only be changed or modified by written agreement of the parties.

13.8   Captions.  The captions herein are for convenience only and shall not be
       --------
interpreted as having any substantive meaning.

13.9   Severability.  In the event that any provision of this Agreement is held
       ------------
by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

13.10  Assignment.  This Agreement shall be binding upon and shall inure to the
       ----------
benefit of successors of the parties hereto and to the assigns of all good will and entire business and assets of a party hereto, but shall otherwise not be assignable without prior written consent of the other party. Notwithstanding the above, without notice to TRIMERIS, ROCHE may at any time and for any reason assign all or certain rights and obligations to its Affiliates who agree to be bound by the terms and obligations of this Agreement. Such assignment shall be considered as effective on the date specified by ROCHE in its notice, even if retroactive.

13.11  Law.  This Agreement will be interpreted in accordance with the laws of
       ---
the state of New York.

13.12  Counterparts.  This Agreement may be executed in any number of
       ------------
counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, TRIMERIS and ROCHE have caused this Agreement to be duly executed by their authorized representatives on the dates written below.


Trimeris, Inc.                               Hoffmann-La Roche Inc.

By:    /s/ Dani P. Bolognesi                 By:    /s/ George W. Johnston
   ------------------------------               -------------------------------

Title: CEO, CSO                              Title: Vice President
       --------------------------                  ----------------------------

Date:  June 14, 2001                         Date:  June 13, 2001
     ----------------------------                 -----------------------------

F. Hoffmann-La Roche Ltd

By:    /s/ Bertrand Lehuu  /s/ Stefan Arnold
   -----------------------------------------

Title: Vice Director
      ---------------------------

Date:  June 15, 2001
     ----------------------------

APPENDICES
----------

+ Appendix A  Financial Definitions
+ Appendix B  Profit or Loss Calculation Schedule
+ Appendix C  TRIMERIS Patents Licensed to ROCHE
* Appendix D  North American Joint Marketing Plan
* Appendix E  Joint Research Plan and Budget
* Appendix F  Trimeris Peptides as of July 1, 1999

+ Omitted because such Appendix does not contain information material to an investment decision. Trimeris agrees to furnish supplementally a copy of any omitted Appendix to the Commission upon request.

* Portions of this Appendix have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by "*", have been separately filed with the Commission.

                                  Appendix D
                                  ----------

                    North American Marketing and Promotion
                    ---------------------------------------

1.0  North American Joint Marketing Committee. A North American Joint
     ----------------------------------------
Marketing Committee ("NAJMC") comprised of representatives from ROCHE and Trimeris will be formed within sixty (60) days of the acceptance of a Drug Candidate by both parties in writing to oversee and discuss promotional, pre-marketing, marketing and sales activities for Products in the U.S.A. and Canada. The NAJMC will establish mechanisms for achieving an effective collaboration between ROCHE and Trimeris on marketing programs and optimization of Product sales to include professional educational activities, public relations and communications with government and community support groups, market research and Product positioning, physician advisory boards, advertising and promotional literature and all other activities normal and customary in the pharmaceutical industry for such activities related to the sales and marketing of pharmaceutical products.

2.0  NAJMC Composition and Governance.  The NAJMC shall consist of an equal
     --------------------------------
number of representatives of ROCHE and Trimeris, for a total of four members. The size of the NAJMC may be changed by agreement of the parties. The NAJMC shall be chaired by a senior marketing representative from ROCHE U.S., who shall be responsible for the appropriate preparation of minutes and/or recommendations resulting from the NAJMC's meetings. All decisions and recommendations of the NAJMC shall require the consensus of the representatives of the Committee to be effective; provided, however, that in cases where such consensus cannot be reached, the matter will be referred to the person with management responsibility for US marketing at ROCHE and to the CEO of TRIMERIS for possible resolution. In the event that the above-named individuals cannot reach consensus, ROCHE shall have the final say, except for the plans and budget for the period covering pre-marketing activities and the launch of a Product for the USA and Canada and the budget limits for marketing and promotion in the U.S. First Year, U.S. Second Year and U.S. Third and Subsequent Years as set forth in Section 3.2 below.

3.0  NAJMC Meetings and Responsibilities.
     -----------------------------------

     3.1  Meetings. The NAJMC shall meet at least four times per year to discuss
          --------
adopt, and review if needed an annual business plan for the Joint Product in the succeeding calendar year. The site for such meetings shall alternate between the U.S.A. business offices of ROCHE and Trimeris. The first meeting of the NAJMC shall be held within three (6) months of the acceptance of a Drug Candidate by the parties in writing and shall have as its primary agenda item the adoption of a plan and budget, as described below, for pre-marketing activities and launch of the first Product to be commercialized under this Research Agreement. The NAJMC shall also plan for and facilitate such other additional meetings of NAJMC members or other appropriate marketing and sales personnel of the parties reasonably required update each other regarding the marketing and promotional activities conducted in accordance with the annual plans. The site, frequency and duration of meetings shall be subject to modification as agreed by the NAJMC members. Each party shall pay all of its respective expenses for such meetings.

     3.2  General Responsibilities. The NAJMC shall discuss and adopt annual
          ------------------------
business plans, including the marketing budget, for each approved Product. In the initial business plan for the commercialization of a Product, the NAJMC shall adopt a budget for the pre-marketing activities and launch of the Product. The budget amount for these activities and there overall design and strategic plan shall be adopted by consensus of the Committee members. It shall be ROCHE's responsibility to circulate a draft proposed plan and budget in advance of the meeting. *

     3.3  Marketing Plan Content.  The content of the business plans shall
          ----------------------
focus on the following areas:

          . Determining a product strategy for the U.S.A. and Canada including the design of a core message and promotion platform for each approved Product.

          . Determining and coordinating policy and communications with regard to community relations and communications with the medical community.

          . Selecting and determining the meetings and responsibilities of advisory boards with respect to Products.

          . Determining and coordinating public affairs and communication activities regarding the Products.

          . Determining and coordinating the parties' participation and presence at conferences, seminars and symposia concerning the Products.

          . Coordination of post approval regulatory efforts including the selection and design of Phase IV studies.

          . Selecting and determining the meetings and responsibilities of advisory boards with respect to Products.

     3.4  Medical Inquiries. The party holding the IND for a Product shall be
          -----------------
responsible for all inquiries for medical information regarding the Product, including Serious Adverse Events ("SAE's") and shall keep the other party informed of such inquiries. In the case of SAE's, the party responsible for informing the FDA or similar regulatory body in a foreign country shall inform the other party of such report within 24 hours of receipt of such information.

     3.5  Trade Inquiries. ROCHE has responsibility for managing relationships
          ---------------
with the trade. The NAJMC shall coordinate and develop procedures for providing information from Trimeris on orders or other trade inquires to ROCHE for action.

     3.6  Pricing. *.
          -------

     3.7  Product Presentation.   ROCHE will acknowledge on promotional material
          --------------------
and at promotional events that the Product is licensed from Trimeris and is being jointly developed. Products will be presented to the medical community as being jointly developed by ROCHE and Trimeris. ROCHE will use reasonable efforts consistent with prudent business practice to include Trimeris' name and logo on appropriate advertising and promotional materials with the ROCHE and Trimeris names in equivalent sized font. All such activities shall be consistent with all laws and governmental regulations. If only one name is allowed to be on any specific item of packaging or promotional material pursuant to law or regulation, then ROCHE may use its name alone on such item.

                                  APPENDIX E
*

                                  APPENDIX F

*

                                       1